 Exhibit 99.1

Socket Mobile Promotes Tim Miller to Chief Operating Officer

VP of Engineering and Worldwide Operations to assume

day-to-day operating responsibilities

NEWARK, Calif., April 2, 2012 – Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today announced the promotion of Tim Miller to Chief Operating Officer. With this promotion, Mr. Miller assumes day-to-day operating responsibility for Socket’s worldwide sales and marketing, engineering and operations. Mr. Miller has been a member of Socket’s executive management team since 2003, serving as its Vice President of Engineering and its Vice President of Worldwide Operations. He brings more than thirty years of operating experience and proven management skills to the position--including seven years with Com21 Inc., a broadband cable modem manufacturer--prior to joining Socket Mobile.

“Tim has been instrumental in completing Socket’s key development programs and guiding the Company through the economic downturn. Now that we have completed the development cycles for both our Apple centric 7Xi and 7Ci cordless scanners, and are nearing completion of our newest handheld computer, the SoMo655, the time is right to make these organizational changes,” said Kevin Mills, president and chief executive officer.

“Consolidating and building a strong management team under Tim’s leadership will improve our ability to address the challenges associated with growth as we work to achieve market acceptance of our new products. In addition, Tim’s promotion will enable me to spend more time with key customers, developers and shareholders and increase the overall value of Socket as a mobility centric company.”

About Socket Mobile, Inc.

With 20 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Socket Mobile Contact:	Socket Investor Contact:
Angela Slate	Dave Dunlap
PR and Marcom Specialist	Chief Financial Officer
510-933-30555	510-933-3035
angela@socketmobile.com	dave@socketmobile.com

Investor Relations Contact:
Todd Kehrli / Jim Byers
MKR Group, Inc.
323-468-2300
sckt@mkr-group.com

Socket and Bluetooth Cordless Hand Scanner are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2012, Socket Mobile, Inc. All rights reserved.

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